Exhibit 2.1

CERTIFICATE OF INCORPORATION

OF

OLD GLORY HOLDING COMPANY

ARTICLE I

The name of this corporation is Old Glory Holding Company (the “Corporation”).

ARTICLE II

Registered Agent

The registered office of the Corporation in the State of Delaware will be located at 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801, New Castle County. The registered agent at this address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

AUTHORIZED stock

The aggregate number of shares that the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”). The Common Stock shall be issued in two classes: (A) one class shall be denominated the “Class A Common Stock,” and (B) the other class shall be denominated the “Class B Common Stock.” The Class A Common Stock shall comprise 25,000,000 shares, and the Class B Common Stock shall comprise 75,000,000 shares. Class A Common Stock and/or Class B Common Stock, as applicable, may be referred to herein as Common Stock.

Except as expressly provided herein, Class A Common Stock and Class B Common Stock shall have the same rights and privileges, vote together, rank equally, share ratably and be identical in all respects as to all matters. At any given time, the number of “outstanding shares of Common Stock” for purposes of voting, shall be the sum of the Class B Common Stock then outstanding, plus the number of Class B Common Stock into which Class A Common Stock may be converted pursuant to ARTICLE V3 hereof.

ARTICLE V

CLASS A COMMON STOCK

1. Voting Rights. Each holder of shares of Class A Common Stock shall be entitled to vote in all matters brought before the stockholders of the Corporation, and the number of votes shall equal to the whole number of shares of Class B Common Stock into which such shares of Class A Common Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of Class A Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and any other matter submitted to the vote of stockholders and shall vote with the holders of Class B Common Stock together as one class on all matters to which they are entitled to vote except as to those matters required by law to be submitted to a separate class vote. There shall be no cumulative voting.

2. Liquidation Preference.

2.1 In the event of any liquidation, dissolution or winding up of the Corporation or a Sale (as defined below), either voluntary or involuntary, the holders of the Class A Common Stock shall be entitled to receive distributions from the Corporation in preference to the holders of the Class B Common Stock in an amount per share equal to the original purchase price paid by the original holder for such Class A Common Stock (the “Original Issue Price”), less (but not below zero) the aggregate of cash dividends/distributions (if any) on such shares of Class A Common Stock, as of such date (collectively, the “Class A Liquidation Value”). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Class A Common Stock shall be insufficient to permit the payment to such holders of the full Class A Liquidation Value, then the entire assets and funds of the Corporation legally available for distribution to stockholders shall be distributed ratably among the holders of the Class A Common Stock in proportion to such full preferential amount each such holder is otherwise entitled to receive under this ARTICLE V2.1

2.2 Upon completion of the distributions required by ARTICLE V2.1, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Class B Common Stock and the holders of the Class A Common Stock, pro rata (assuming the conversion of all shares of Class A Common Stock into Class B Common Stock pursuant to ARTICLE V3 hereof), relative to the number of shares held by each such holder.

2.3 For purposes hereof, the term “Sale” shall mean (A) the acquisition of more than fifty percent (50%) of the voting securities of the Corporation by means of any transaction or series of related transactions (including sales, reorganizations, mergers, consolidations, statutory share exchanges or similar transactions), or (B) the sale of all or substantially all of the assets of the Corporation by means of any transaction or series of related transactions.

2.4 Upon a Sale, if the consideration received by the Corporation and/or its stockholders is other than cash, its value will be deemed its fair market value, as determined by the Board of Directors in good faith; provided, however, securities shall be valued as follows:

2.4.1	Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection 2.5 below:

(a)	if traded on a securities exchange or through The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(b)	if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(c)	if there is no active public market, the value shall be the fair market value thereof, as reasonably determined by the Board of Directors.

2.5 The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection 2.4.1 to reflect the approximate fair market value thereof, as reasonably determined by the Board of Directors.

2.6 The Corporation shall give each holder of record of Class A Common Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called (or the submission of a stockholder written consent in lieu thereof) to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this ARTICLE V2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than five (5) days after the Corporation has given notice of any material changes provided for herein.

3. Conversion Rights. The holders of the Class A Common Stock shall have conversion rights set forth in this ARTICLE V3 (the “Conversion Rights”). The initial “Conversion Price” per share for shares of Class A Common Stock shall be equal to such share’s Original Issue Price, which Conversion Price shall be subject to adjustment in accordance with subsections 3.4, 3.5, 3.7, and 3.8 below.

3.1 Optional Right to Convert. Each share of Class A Common Stock shall be convertible, at the option of the holder thereof (including for purposes of such holder participating in the registration of the Corporation’s Class B Common Stock), upon written notice thereof to the Corporation, at the office of the Corporation’s or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Original Issue Price applicable to such Class A Common Stock by the Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.

3.2 Automatic Conversion. Each share of Class A Common Stock shall automatically be converted into shares of Class B Common Stock at a conversion rate based on the Conversion Price at the time in effect for such shares of Class A Common Stock, effective upon the occurrence of a Qualified Public Offering. For purposes hereof, the term “Qualified Public Offering” shall mean the first occurrence in which the last trade price of the Corporation’s Common Stock (including Class B Common Stock) that has been registered under the Securities Act of 1933, as amended, for a regular trading session (4:00 pm Eastern Time) on such security’s primary market, is at least five times (5x) the highest Original Issue Price of any Class A Common Stock then outstanding. For purposes hereof, the Corporation’s Common Stock can become registered and available for trading for any reason, including because of an underwritten public offering or a direct placement (direct public offering) of the Corporation’s existing (or newly issued) Common Stock (including Class B Common Stock).

3.3 Mechanics of Optional Conversion. Before any holder of Class A Common Stock shall be entitled to convert the same into shares of Class B Common Stock pursuant to ARTICLE V3.1, such holder shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such written notice, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date.

3.4 Stock Splits, etc. In the event the Corporation should at any time or from time to time after the date hereof (the “Purchase Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Class B Common Stock or the determination of holders of Class B Common Stock entitled to receive a dividend or other distribution payable in additional shares of Class B Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Class B Common Stock (hereinafter referred to as “Class B Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Class B Common Stock or the Class B Common Stock Equivalents (including the additional shares of Class B Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price shall be appropriately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate number of shares of Class B Common Stock outstanding and those issuable with respect to such Class B Common Stock Equivalents.

3.5 Reverse Stock Splits. If the number of shares of Class B Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Class B Common Stock, then, following the record date of such combination, the applicable Conversion Price shall be appropriately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

3.6 Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or securities, options or rights not referred to in subsection 3(d), then, in each such case for the purpose of this subsection 3(f), the holders of the Class A Common Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class B Common Stock of the Corporation into which their shares of Class A Common Stock are convertible as of the record date fixed for the determination of the holders of Class B Common Stock of the Corporation entitled to receive such distribution.

3.7 Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Class B Common Stock (other than a subdivision, combination or merger or sale of assets transaction where adjustment is provided for elsewhere in this ARTICLE V3 or a liquidation or Sale provided for in ARTICLE V2 provision shall be made so that the holders of the Class A Common Stock shall thereafter be entitled to receive upon conversion of such Class A Common Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the number of shares of Class B Common Stock deliverable upon conversion of the Class A Common Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this ARTICLE V3 with respect to the rights of the holders of the Class A Common Stock after the recapitalization to the end that the provisions of this Section ARTICLE V3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Class A Common Stock) shall be applicable after that event as nearly equivalent as may be practicable.

3.8 Below-Conversion Price (Weighted Average Anti-Dilution). Except for the issuance of Exempt Securities (as defined below), if and whenever the Corporation shall issue or sell any (i) shares of its Class A or Class B Common Stock, (ii) rights or options to purchase Class A or Class B Common Stock, and/or (c) securities convertible into Class A or Class B Common Stock, that is for a consideration per share less than the applicable Conversion Price of any Class A Common Stock in effect immediately prior to the time of such issuance or sale (each, a “Down-Round Issuance”), then, upon such Down-Round Issuance, the respective Conversion Price for such Class A Common Stock shall forthwith (except as otherwise provided in this subjection 3.8, and subsections 3.9.1 or 3.9.2 below) be adjusted to a price determined by multiplying the then Conversion Price for such Class A Common Stock by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to Down-Round Issuance (including shares of Common Stock deemed to be issued pursuant to subsection 3.9.1 or 3.9.2 below) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such Down-Round Issuance would purchase at such old Conversion Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Down-Round Issuance (including shares of Common Stock deemed to be issued pursuant to subsection 3.9.1 or 3.9.2 below), plus the number of shares of Common Stock issued pursuant to such Down-Round Issuance.

3.9 Options, Convertible Securities, etc. In the case of an issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this ARTICLE V3.8:

3.9.1	The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

3.9.2	The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities or related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights.

3.9.3	In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price of the Class A Common Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change; provided, however, that no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights on the conversion or exchange of such securities.

3.9.4	Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price of the Class A Common Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Class B Common Stock outstanding for purposes of subsection 3.8 above), shall be recomputed to reflect the issuance of only the number of shares of Class B Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

3.10 Exempt Securities. For purposes hereof, each of the following issuances shall be deemed “Exempt Securities”: (A) issuances of shares of Class B Common Stock upon conversion of Class A Common Stock, (B) issuances of shares of Class B Common Stock upon the exercise of options and warrants issued prior to the Initial Funding (as defined below), (C) issuances of shares of Class B Common Stock and grants of options or other purchase or similar rights to employees, officers, directors, advisers, consultants or independent contractors of the Corporation on and after the date hereof pursuant to each option pool or incentive stock option plan in effect as of the date hereof and as in effect following the date hereof if approved by the Board of Directors, not in excess of 1,875,000 shares of Class B Common Stock, (D) the issuance of the Corporation’s securities issued in connection with any securities split, dividend, or similar non-dilutive recapitalization by the Corporation, and/or (E) such other securities issued by the Corporation for which the Board of Directors and at least eighty-five percent (85%) of the outstanding Common Stock determine to be Exempt Securities.

3.11 No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this ARTICLE V3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Class A Common Stock against impairment.

3.12 No Fractional Shares and Certificate as to Adjustments.

3.12.1	No fractional shares shall be issued upon the conversion of any share or shares of the Class A Common Stock, and the number of shares of Class B Common Stock to be issued shall be rounded to the nearest whole share. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Class B Common Stock’s fair market value as determined in good faith by the Board of Directors as of the date of conversion.

3.12.2	Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of Class A Common Stock pursuant to this ARTICLE V3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Class A Common Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such Class A Common Stock at the time in effect, and (C) the number of shares of Class B Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such Class A Common Stock.

3.13 Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Class A Common Stock, as applicable, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

3.14 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class A Common Stock, in addition to such other remedies as shall be available to the holder of such Class A Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

3.15 Notices. Any notice required by the provisions of this ARTICLE V3 to be given to the holders of shares of Class A Common Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

3.16 Status of Converted Stock. In the event any shares of Class A Common Stock shall be converted pursuant to ARTICLE V3 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Certificate of Incorporation shall be deemed appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

3.17 Definition of Initial Funding. For purposes hereof, the term “Initial Funding” shall be the consummation by the Corporation of the initial sale and issuance of Class A Common Stock (in any single or related series of transactions). The effective date of the Initial Funding shall be the date on which the escrow agent used in connection with such Initial Funding first disburses net proceeds to the Corporation pursuant to the applicable subscription agreement(s).

4. Pre-Emptive Rights. Subject to the terms and conditions specified in this ARTICLE V4, each holder of Class A Common Stock shall have a right of first offer with respect to future issuances and sales by the Corporation of any Offered Shares (as defined below), other than Exempt Securities (defined above). Each time the Corporation proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (the “Offered Shares”), the Corporation shall first make an offering of such Offered Shares to each holder of Class A Common Stock in accordance with the following provisions:

4.1 The Corporation shall deliver a notice by mail, fax, or e-mail to the address, fax number, or e-mail of record (“Notice”) to the holders of Class A Common Stock, which provides (i) the Corporation’s bona fide intention to offer such Offered Shares, (ii) the number of such Offered Shares to be offered, and (iii) the price and terms upon which the Corporation proposes to offer such Offered Shares.

4.2 Within fifteen (15) business days after delivery of the Notice, each holder of Class A Common Stock may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Offered Shares which equals the proportion that the number of shares of Class B Common Stock into which the number of Class A Common Stock held by such holder can be converted, bears to the total number of shares of Class B Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. Additionally, the Corporation shall promptly, in writing, provide notice to each holder of Class A Common Stock that purchases all the Offered Shares available to such holder (each, a “Fully Exercising Holder”) of any other holder of Class A Common Stock failure to do likewise. During the five (5) calendar day period commencing after receipt of such notice, each Fully Exercising Holder shall be entitled to obtain that portion of the Offered Shares for which holders of Class A Common Stock were entitled to subscribe, but which were not subscribed for, that is equal to the proportion that the number of shares of Class B Common Stock issued and held, or to be issued upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Holder bears to the total number of shares of Class B Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

4.3 The Corporation may, during the 180-day period following the expiration of the period provided in ARTICLE V4 hereof, offer the remaining unsubscribed portion of the Offered Shares to any person or persons at a price not less than, and upon terms no more favorable than those specified in the Notice. If the Corporation does not enter into an agreement for the sale of the Offered Shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered Shares shall not be offered unless first reoffered to the holders of the Class A Common Stock in accordance herewith.

4.4 Notwithstanding the foregoing, the right of first offer in this ARTICLE V4 shall not be applicable with respect to any holders of Class A Common Stock and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, such holder is not an “accredited investor,” as that term is defined in Rule 501(a) under the Securities Act; and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

5. Authorized Class A Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) only by action of the Board of Directors and the affirmative vote of the holders of shares of stock of the Corporation representing at least eighty-five percent (85%) of the outstanding shares of Common Stock, irrespective of the provisions of Section 242(b) of the General Corporation Law. Except as expressly set forth herein, the Corporation shall not create or authorize the creation of (by reclassification or otherwise) any additional class or series of securities of the Corporation having rights, preferences or privileges that shall rank senior to or pari passu to the Class A Common Stock, whether by merger or otherwise, unless by action of the Board of Directors and the affirmative vote of the holders of shares of stock of the Corporation representing at least eighty-five percent (85%) of the outstanding shares of Common Stock, irrespective of the provisions of Section 242(b) of the General Corporation Law.

6. Dividends. The holders of the Class A Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class B Common Stock, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. In no event shall the Corporation authorize or issue dividends or other distributions on shares of Class B Common Stock payable in shares of Class B Common Stock without authorizing and issuing a corresponding and proportionate dividend or other distribution on shares of Class A Common Stock payable in shares of Class A Common Stock.

7. Redemption. The Class A Common Stock is not redeemable by any holder thereof.

ARTICLE VI

CLASS B COMMON STOCK

1. General. The dividend and liquidation rights of the holders of the Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Class A Common Stock set forth herein.

2. Voting. Each holder of shares of Class B Common Stock shall be entitled to vote in all matters brought before the stockholders of the Corporation, and the number of votes shall be equal to the whole number of shares of Class B Common Stock held by such holder as of the record date for determining stockholders entitled to vote on such matter. The holders of Class B Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation and any other matter submitted to the vote of stockholders and shall vote with the holders of Class A Common Stock together as one class on all matters to which they are entitled to vote except as to those matters required by law to be submitted to a separate class vote. There shall be no cumulative voting.

3. Redemption. The Class B Common Stock is not redeemable by any holder thereof.

4. Authorized Shares. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding, subject to ARTICLE V3.14) only by action of the Board of Directors and the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, irrespective of the provisions of Section 242(b) of the General Corporation Law.

5. Dividends. The holders of the Class B Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. In no event shall the Corporation authorize or issue dividends or other distributions on shares of Class A Common Stock payable in shares of Class A Common Stock without authorizing and issuing a corresponding and proportionate dividend or other distribution on shares of Class B Common Stock payable in shares of Class B Common Stock.

ARTICLE VII

bylaws; election

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. Any Bylaws made by the Board of Directors under the powers conferred hereby may also be amended or repealed by the Board of Directors.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

AMENDMENT

Subject to the provisions set forth in this Certificate of Incorporation, the Corporation reserves the right to amend the provisions in this Certificate of Incorporation and in any certificate amendatory hereof in the manner now or hereafter prescribed by law and this Certificate of Incorporation, and all rights conferred on stockholders or others hereunder or thereunder are granted subject to such reservation; provided, however, there shall be no Amendment to ARTICLE V, except by the affirmative vote of the holders of shares of stock of the Corporation representing at least eighty-five percent (85%) of the outstanding Common Stock, irrespective of the provisions of Section 242(b) of the General Corporation Law.

ARTICLE IX

indemnification of directors and officers

Without limitation to indemnification set forth in any Bylaw or any contractual obligation of the Corporation, the Corporation shall, to the maximum extent and in the manner permitted by law as the same now exists or may hereafter be amended, indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the Corporation. For purposes of this Section 6.1, a “director” or “officer” of the Corporation shall mean any person (i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

The Corporation shall be required to indemnify a director or officer in connection with an action, suit, or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit, or proceeding (or part thereof) by the director or officer was authorized by the Board of Directors.

The Corporation shall pay the expenses (including attorney’s fees) incurred by a director or officer of the Corporation entitled to indemnification hereunder in defending any action, suit or proceeding referred to in this Section 6.1 in advance of its final disposition; provided, however, that payment of expenses incurred by a director or officer of the Corporation in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director or officer is not entitled to be indemnified under this Section 6.1 or otherwise.

If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation, these bylaws, agreement, vote of the stockholders or disinterested directors or otherwise.

Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE X

indemnification of others

The Corporation shall have the power, to the maximum extent and in the manner permitted by law as the same now exists or may hereafter be amended, to indemnify any person (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding, in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was an employee or agent of the Corporation. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, joint venture, trust, enterprise or non-profit enterprise. For purposes of this Section 6.2, an “employee” or “agent” of the Corporation (other than a director or officer) shall mean any person (i) who is or was an employee or agent of the Corporation, (ii) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

ARTICLE XI

LIMITATION OF LIABILITY

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. If the Delaware General Corporation Law is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article XI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE XII

Corporation redemption right

Shares of the Corporation’s Common Stock held by any holder(s) may be redeemed by the Corporation (subject to applicable law) following written notice thereof upon the good faith determination by the Board of Directors to the extent reasonably necessary to prevent the loss (or reinstatement) of any federal state, or other governmental license, charter, or insurance of the Corporation or any subsidiary, including (without limitation) any bank charter or FDIC insurance, that is proximately connected to such holder(s) holding Corporation Common Stock (e.g., criminal conviction, etc.). Upon the occurrence of such redemption, the Corporation shall pay to such holder(s) a cash redemption price equal to the fair market value of such stock, as reasonably and in good faith determined by the Board of Directors (the “Redemption Price”). The Corporation shall pay such Redemption Price in immediately available funds at a closing at such date determined by the Board of Directors in exchange for such purchased shares.

ARTICLE XIII

electronic certificated shares

Unless otherwise determined by the Board of Directors, all stock certificates of the Corporation shall be represented in an electronic format, in such digital form and certificate (e.g., PDF, JPEG, etc.) as determined by the Corporation’s Secretary or in any Bylaw from time to time.

ARTICLE XIV

Stockholder Meetings; books and records

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of November 9, 2021.

	By:	/s/ Michael P. Ring
Michael P. Ring
Sole Incorporator

Address of Incorporator:
3350 Riverwood Parkway
Suite 1900
Atlanta, GA 30339
Cobb County

SIGNATURE PAGE TO OLD GLORY HOLDING COMPANY CERTIFICATE OF INCORPORATION